Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

THE FIRST BANCSHARES, INC.

AND

BCB HOLDING COMPANY, INC.

Dated as of March 3, 2014

Execution Version

Execution Version

5.12	Derivative Instruments	17
5.13	Intellectual Property	17
5.14	Environmental Matters	18
5.15	Compliance with Laws	18
5.16	Labor Relations	19
5.17	Employee Benefit Plans	19
5.18	Material Contracts	22
5.19	Legal Proceedings	24
5.20	Reports	24
5.21	Accounting, Tax and Regulatory Matters	24
5.22	Technology Systems	25
5.23	BCB Disclosure Memorandum	25
5.24	[Reserved]	25
5.25	Board Recommendation	25
5.26	No Investment Adviser	25
5.27	[Reserved]	25
5.28	BCB Information	26
5.29	Brokers and Finders	26
5.30	BCB Adjusted Capital	26

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF FBMS		26

6.1	Organization, Standing and Power	26
6.2	Authority; No Breach By Agreement	27
6.3	Capital Stock	28
6.4	SEC Filings; Financial Statements	28
6.5	Absence of Undisclosed Liabilities	29
6.6	Absence of Certain Changes or Events	29
6.7	Legal Proceedings	29
6.8	Brokers and Finders	29

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		30

7.1	Affirmative Covenants of BCB	30
7.2	Negative Covenants of BCB	30
7.3	Reports	32

ARTICLE 8 ADDITIONAL AGREEMENTS		32

8.1	Applications	32
8.2	Shareholder Approval and SEC Filings	33
8.3	Agreement as to Efforts to Consummate	34
8.4	Access to Information and Confidentiality	34
8.5	No Solicitations	35
8.6	Press Releases	36
8.7	Indemnification and Insurance	37
8.8	Employee Benefits and Contracts	38
8.9	Takeover Laws	38
8.10	BCB 401(k) Plan	38

Execution Version

8.11	Redemption of BCB Series 2009A Preferred Stock	39
8.12	Assignment of Rights Under Stock Purchase Agreement	39
8.13	Preservation of BP Oil Claim	39
8.14	Alostar Note	39
8.15	BCB Equity Rights Cancellation	40
8.16	Voting Support Agreements	40

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		40

9.1	Conditions to Obligations of Each Party	40
9.2	Conditions to Obligations of FBMS	41
9.3	Conditions to Obligations of BCB	42

ARTICLE 10 TERMINATION		43

10.1	Termination	43
10.2	Effect of Termination	44
10.3	Non-Survival of Representations and Covenants	45
10.4	Termination Payment and Reimbursement of Expenses	45

ARTICLE 11 MISCELLANEOUS		46

11.1	Definitions	46
11.2	Expenses	55
11.3	Entire Agreement	55
11.4	Amendments	55
11.5	Waivers	55
11.6	Assignment; Third Party Beneficiaries	56
11.7	Notices	56
11.8	Governing Law; Jurisdiction	57
11.9	Waiver of Jury Trial	57
11.10	Specific Performance	57
11.11	Alternative Structure	57
11.12	Counterparts	58
11.13	Captions; Articles and Sections	58
11.14	Interpretations	58
11.15	Severability	58

Exhibit A – Term Sheet for Contingent Value Rights Agreement
Exhibit B – Form of Voting and Support Agreement
Exhibit C – Form of Lock-Up Agreement

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 3, 2014, by and between THE FIRST BANCSHARES, INC. (“FBMS”), a corporation organized under the laws of the State of Mississippi, with its principal office located in Hattiesburg, Mississippi, and BCB HOLDING COMPANY, INC. (“BCB”), a corporation organized under the laws of the State of Alabama, with its principal office located in Mobile, Alabama.

Preamble

The respective Boards of Directors of BCB and FBMS are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders.  This Agreement provides for the merger of BCB with and into FBMS, with FBMS being the surviving corporation of the merger.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1   Merger.  Subject to the terms and conditions of this Agreement, BCB shall be merged with and into FBMS in accordance with the provisions of Section 79-4-11 et seq. of the MBCA  and Section 10-2B-11.01, et seq. of the ABCA (the “Merger”).  FBMS shall be the surviving corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Mississippi.

1.2   Time and Place of Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time, at the offices of Jones Walker LLP, 190 E. Capitol St., Suite 800, Jackson, Mississippi 39201, as soon as practicable (and, in any event, within five Business Days) after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article 9), or such other date or location as mutually agreed to by the Parties (the “Closing Date”).

1.3   Effective Time.  The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles or Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of Mississippi (the “Effective Time”).

1.4   Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MBCA and ABCA.

Execution Version

1.5   Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Code Section 368(a), and that this Agreement shall constitute a “plan of reorganization” for purposes of Code Sections 354 and 361.  From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Code Section 368(a).

1.6   Bank Merger. Immediately following the Merger, Bay Bank (“Bay Bank ”), an Alabama state chartered bank and wholly-owned Subsidiary of BCB, will merge (the “Bank Merger”) with and into The First, A National Banking Association, a wholly-owned Subsidiary of FBMS (“The First”).  The First shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “The First, A National Banking Association”, and, following the Bank Merger, the separate corporate existence of Bay Bank shall cease.  The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by FBMS in consultation with BCB (the “Subsidiary Plan of Merger”).  In order to obtain the necessary Regulatory Approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals as to such Party: (a) BCB shall cause Bay Bank to approve the Subsidiary Plan of Merger, BCB, as the sole shareholder of Bay Bank , shall approve the Subsidiary Plan of Merger and BCB shall cause the Subsidiary Plan of Merger to be duly executed by Bay Bank and delivered to FBMS and (b) FBMS shall cause The First to approve the Subsidiary Plan of Merger, FBMS, as the sole shareholder of The First, shall approve the Subsidiary Plan of Merger and FBMS shall cause The First to duly execute and deliver the Subsidiary Plan of Merger to BCB. Prior to the Effective Time, BCB shall cause Bay Bank, and FBMS shall cause The First, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

ARTICLE 2
MANAGEMENT AND GOVERNING DOCUMENTS FOLLOWING MERGER

2.1   Articles of Incorporation.  The Articles of Incorporation of FBMS in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the surviving corporation.

2.2   Bylaws.  The Bylaws of FBMS in effect immediately prior to the Effective Time shall be the Bylaws of the surviving corporation until duly amended or repealed.

2.3   Directors and Officers.  The directors and officers of FBMS and The First immediately prior to the Effective Time shall be the directors and officers of the surviving corporation and bank, respectively, in each case until their respective successors are duly elected or appointed and qualified.

Execution Version

ARTICLE 3
MERGER CONSIDERATION

3.1   Conversion of Shares.  Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of FBMS, BCB, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)   Each share of capital stock of FBMS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall not be affected by the Merger.

(b)   Subject to Sections 3.1(c) and Section 3.1(f) hereof, each share of BCB Common Stock outstanding immediately prior to the Effective Time, (other than (i) the shares that are cancelled pursuant to Section 3.1(d) and (ii) the shares with respect to which the holders thereof have perfected dissenters’ rights under Section 10-2B-13.01 et seq. of the ABCA (the “Dissenting Shares”)), shall automatically be converted at the Effective Time into the right to receive (i) for the BCB Class A Common Stock, a Pro Rata Share of the Class A Consideration, (ii) for the BCB Class A Common Stock, a Pro Rata Share of the CVR Consideration and (iii) for the BCB Class B Common Stock, a Pro Rate Share of the Class B Consideration.  Such shares of BCB Common Stock to be converted are sometimes referred to herein as the “Outstanding BCB Shares.”

For purposes of this Agreement:

“Class A Consideration” shall mean an amount equal to $3,346,848, no more than seventy percent (70%) of which, or $2,342,793.60, may be in cash and at least thirty percent (30%) of which, or $1,004,054.40, shall be in the FBMS Common Stock Consideration as provided below.

“Class B Consideration” shall mean an amount equal to $200,000.25 in cash;

“CVR Consideration” shall mean the total number of contingent value rights (individually, a “CVR”) issued pursuant to a Contingent Value Rights Agreement on substantially the terms set forth in Exhibit A (the “CVR Agreement”).

“FBMS Common Stock Consideration” shall mean the number of whole shares of FBMS Common Stock obtained by (i) dividing 30% (or such additional amount as may be transmitted to the Exchange Agent pursuant to the provisions set forth in Section 4.1) of such amount of BCB Class A Common Stockholder’s Pro Rata Share of the Class A Consideration by  (ii) the average of the closing prices of the FBMS Common Stock as reported on the Nasdaq Stock Market on each of the thirty (30) trading days ending five (5) Business Days prior to the Closing Date (the “Average Price”), provided however that (A) if the Average Price is greater than $15.81, the FBMS Common Stock Consideration shall equal the quotient obtained by dividing such amount of BCB Class A Common Stockholder’s Pro Rata Share of the Merger Consideration by $15.81 or (B) if the Average Price is less than $12.93, the FBMS Common Stock Consideration shall equal the quotient obtained by dividing such amount of BCB Class A Common Stockholder’s Pro Rata Share of the Merger Consideration by $12.93.

Execution Version

“Pro Rata Share” shall mean the quotient obtained by dividing (i) the number one by (Y) for the BCB Class A Common Stock, the total number of shares of BCB Class A Common Stock outstanding as of the Effective Time and (Z) for the BCB Class B Common Stock, the total number of shares of BCB Class B Common Stock outstanding as of the Effective Time;

“Merger Consideration” in respect of the BCB Common Stock, shall mean the aggregate total of the Class A Consideration, the Class B Consideration, and the CVR Consideration.

(c)   All shares of BCB Common Stock issued and outstanding immediately prior to the Effective Time that are owned by FBMS, BCB or any of their respective Subsidiaries (other than (i) shares of BCB Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of BCB Common Stock held, directly or indirectly, by FBMS or BCB in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

(d)   No Dissenting Shares shall be converted in the Merger.  All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Section 10-2B-13.01 et seq. of the ABCA; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Section 10-2B-13.01 et seq. of the ABCA or withdraws or loses such holder’s dissenter’s rights, such shares held by such shareholder shall be treated the same as all other holders of BCB Common Stock who at the Effective Time held BCB Common Stock.

(e)   In the event FBMS or BCB changes the number of shares of FBMS Common Stock or BCB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date thereof is prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

3.2   BCB Series 2009A and 2009AW Preferred Stock.  At or prior to the Effective Time, FBMS shall assume, purchase or cause or facilitate the redemption by BCB (but in any case, FBMS shall provide the consideration for such redemption) of all of the outstanding shares of BCB Series 2009A and 2009AW Preferred Stock in accordance with the terms of any securities purchase and/or such other agreements required to be entered into by and between some combination of BCB, the U.S. Treasury and/or the holders of BCB Series 2009A or 2009AW Preferred Stock, in order to effect such redemption.

3.3   Alostar Note.  At or prior to the Effective Time, FBMS or The First shall assume, or shall cause or facilitate the payoff of BCB’s liability with regard to the Alostar Note.

Execution Version

ARTICLE 4
EXCHANGE OF SHARES

4.1   Exchange Procedures.

(a)   Prior to the Effective Time, FBMS shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of BCB Common Stock.  Prior to the Effective Time, FBMS and BCB shall authorize, execute and deliver the CVR Agreement.  No later than five (5) Business Days prior to the Closing Date, BCB shall deliver to the Exchange Agent a preliminary list of all BCB shareholders entitled to receive the Merger Consideration, along with such shareholders’ selected percentages of such Class A Consideration portion of the Merger Consideration as provided in Section 8.2(c), in an electronic format compatible with the Exchange Agent’s systems. In the event the aggregate elections of BCB shareholders result in less than 30% of the Class A Consideration consisting of FBMS Common Stock, the Exchange Agent shall calculate the proration of the FBMS Common Stock to the BCB shareholders consistent with the method described in the proxy statement, to equal 30%.  At or prior to the Effective Time, FBMS shall deliver the Merger Consideration to the Exchange Agent (provided that it is understood by the parties that FBMS shall not be required to deposit any funds related to any CVR unless and until such deposit is required pursuant to the terms of the CVR Agreement).  Promptly following the Effective Time, the Exchange Agent shall send to each holder of BCB Common Stock immediately prior to the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates previously evidencing shares of BCB Common Stock (“Old Certificates”) shall pass, only upon delivery of the Old Certificates, or affidavits of loss in lieu thereof in form and substance satisfactory to the Exchange Agent, to the Exchange Agent) (the “Letter of Transmittal”) for use in exchanging Old Certificates.  The Letter of Transmittal will include instructions with respect to the surrender of Old Certificates and the distribution of the Merger Consideration.

(b)   Upon surrender of an Old Certificate to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or FBMS, such Old Certificate shall be cancelled and the holder of such Old Certificate shall be entitled to receive, and the Exchange Agent shall in exchange therefor transfer to such holder the Merger Consideration, including any cash in lieu of fractional shares of FBMS Common Stock to be issued or paid in consideration therefor in respect of the shares of BCB Common Stock represented by such Old Certificate and for the CVR portion of the Merger Consideration, each holder of an Old Certificate shall be identified in the register maintained by the Exchange Agent or FBMS for the purposes of identifying such holders of the CVRs pursuant to the terms of the CVR Agreement as the holder of that number of CVRs such holder has the right to receive pursuant to the provisions of Section 3.1(b).

(c)   If any certificates or book-entry allocations for shares of FBMS Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

Execution Version

(d)   All Merger Consideration, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year after the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to FBMS, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a Regulatory Authority pursuant to applicable abandoned property laws, look as a general creditor only to FBMS for payment or delivery of such property.  Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of FBMS free and clear of any claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of FBMS, BCB, the Exchange Agent or any other Person shall be liable to any former holder of shares of BCB Common Stock for any amount delivered in good faith to a Regulatory Authority pursuant to applicable abandoned property, escheat or similar Laws. In no event will any holder of BCB Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or FBMS of the Merger Consideration.

(e)   Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to FBMS upon demand.

(f)   In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement: upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by FBMS or the Exchange Agent, the posting by such Person of a bond in such amount as FBMS may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate.

(g)   Each of FBMS or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent or FBMS, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent or FBMS, as the case may be, made such deduction and withholding.

(h)   In the case of outstanding shares of BCB Common Stock that are not represented by physical certificates, the Parties shall make such adjustments to Article 4 as are necessary or appropriate to implement the same purpose and effect that Article 4 have with respect to shares of BCB Common Stock that are represented by physical certificates.

4.2   Rights of Former BCB Shareholders.  All Merger Consideration paid upon the surrender of Old Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of BCB Common Stock formerly represented by such Old Certificate.  At the Effective Time, the stock transfer books of BCB shall be closed as to holders of BCB Common Stock immediately prior to the Effective Time and no transfer of BCB Common Stock by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate representing BCB Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Section 3.1 in exchange therefor.  Whenever a dividend or other distribution is declared by FBMS on the FBMS Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FBMS Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of FBMS Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate representing BCB Common Stock until such holder surrenders such Old Certificate for exchange as provided in Section 4.1.  However, upon surrender of such Old Certificate representing BCB Common Stock, both the Merger Consideration and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

Execution Version

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BCB

Except as disclosed in writing in the correspondingly enumerated section or subsection of BCB Disclosure Memorandum, BCB hereby represents and warrants to FBMS as follows:

5.1   Organization, Standing, and Power.  BCB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Alabama and is duly registered as a bank holding company under the BHC Act, and Bay Bank is a wholly-owned Subsidiary of BCB and is a bank duly organized, validly existing and in good standing under the Laws of the State of Alabama.  Each of the BCB Entities has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  Each of the BCB Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  The deposit accounts of Bay Bank are insured by the FDIC through the bank insurance fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by BCB or Bay Bank when due. Bay Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.  True and complete copies of BCB’s articles of incorporation, and bylaws, and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each of the other BCB Entities, in each case as in effect as of the date of this Agreement, have previously been made available to FBMS.  None of the BCB Entities is in violation of any of the provisions of its articles of incorporation or bylaws (or comparable organizational documents), as applicable.  The minute book (except for portions redacted for preservation of the attorney-client privilege) and other organizational documents for each of the BCB Entities have been made available to FBMS for its review, and accurately reflect all amendments to such organizational documents and all proceedings of the Board of Directors and shareholders thereof.

Execution Version

5.2   Authority of BCB; No Breach By Agreement.

(a)   BCB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly approved by the Board of Directors of BCB, the Board of Directors of BCB has resolved to recommend to BCB’s shareholders approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of BCB has been taken, subject to the approval by the affirmative vote of the holders of a majority of the issued and outstanding shares of BCB Common Stock (the “Requisite Shareholder Approval”).  This Agreement has been duly and validly executed and delivered by BCB.  Assuming due authorization, execution and delivery by FBMS, this Agreement constitutes a valid and binding obligation of BCB, enforceable against BCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)   Neither the execution and delivery of this Agreement by BCB, nor the consummation by BCB of the transactions contemplated hereby, nor compliance by BCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its articles of incorporation or bylaws or the articles of association or bylaws (or similar organizational documents) of any other  BCB Entity or any resolution adopted by the Board of Directors or the shareholders of BCB that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BCB Entity under, any Contract or Permit of the BCB Entities or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the BCB Entities or any of their Assets (including any FBMS Entity or BCB Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any FBMS Entity or BCB Entity being reassessed or revalued by any Taxing authority).

(c)   Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or Regulatory Authority is necessary for the consummation by BCB of the Merger and the other transactions contemplated in this Agreement.

5.3   Capital Stock.

(a)   The authorized capital stock of BCB consists of (i) 8,000,000 shares of BCB Common Stock, of which 1,018,569 shares are issued and outstanding as of the date of this Agreement and (ii) 2,000,000 shares of BCB Preferred Stock, of which 1,706 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series 2009A, $1,000 per share liquidation value, and of which 85 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series 2009AW, $1,000 per share liquidation value, and are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of capital stock of BCB are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA.  None of the outstanding shares of capital stock of BCB has been issued in violation of any preemptive rights of the current or past shareholders of BCB.

Execution Version

(b)   The authorized capital stock of Bay Bank consists of 1,000 shares of $1.00 par value per share common stock, of which 1,000 shares are issued and outstanding.  All of the issued and outstanding shares of capital stock of Bay Bank are owned by BCB, are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Bay Bank has been issued in violation of any preemptive rights.

(c)   Except as set forth in Section 5.3(a) and (b) of this Agreement or in Section 5.3(c) of the BCB Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of BCB or Bay Bank outstanding and no outstanding Equity Rights relating to the capital stock of BCB or Bay Bank .

(d)   [Reserved]

(e)   Except as set forth in Section 5.3(e) of the BCB Disclosure Memorandum, BCB does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of capital stock of BCB, Equity Rights relating to the capital stock of BCB, or any other equity securities of BCB or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of BCB (including any rights plan or agreement).

5.4   BCB Subsidiaries.  Section 5.4 of the BCB Disclosure Memorandum sets forth a complete and correct list of all the Subsidiaries of BCB.  Except as described in Section 5.4 of the BCB Disclosure Memorandum: (i) BCB has no other Subsidiaries and no BCB Entity owns, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation other than ownership of stock of, or membership interest in, the Federal Home Loan Bank of Atlanta, First National Bankers Bank and Central Alabama Title Center, LLC; (ii) BCB owns all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any Lien; (iii) no capital stock (or other equity interest) or Voting Debt of any of the BCB Entities is or may become required to be issued by reason of any Equity Rights, and there are no Contracts by which any BCB Entity is bound to issue additional shares of its capital stock (or other equity interests), Equity Rights or Voting Debt or by which any BCB Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) or Voting Debt of any BCB Entity.  There are no Contracts relating to the rights of any BCB Entity to vote or to dispose of any shares of the capital stock (or other equity interests) or Voting Debt of any BCB Entity.

5.5   Financial Statements.  Each of the BCB Financial Statements (including, in each case, any related notes) made available to FBMS, including any BCB Financial Statements provided after the date of this Agreement until the Effective Time, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of BCB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Execution Version

5.6   Absence of Undisclosed Liabilities.  Except as set forth in Section 5.6 of the BCB Disclosure Memorandum, BCB has no Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of BCB as of December 31, 2012, included in the BCB Financial Statements or reflected in the notes thereto.  BCB has not incurred or paid any Liability since December 31, 2012, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, and BCB Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7   Loan and Investment Portfolios

(a)   Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to BCB or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is, to the Knowledge of BCB, enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in BCB’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)   The information with respect to each Loan set forth in the electronic media produced by BCB from its management information systems regarding the Loans and delivered to FBMS prior to the date hereof (the “Loan Tape”), and to the Knowledge of BCB, any third-party information set forth in the Loan Tape, is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of the date the information was entered into electronic media.

(c)   (i) Section 5.7(c) of the BCB Disclosure Memorandum sets forth a list of all Loans as of the date hereof by BCB and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of BCB or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

Execution Version

(d)   Each Loan payable to BCB or any of its Subsidiaries (i) was originated or purchased by BCB or its Subsidiaries and its principal balance as shown on BCB’s books and records is true and correct as of the date indicated therein, (ii) to the Knowledge of BCB, contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor, and (iii) complies, and at the time the Loan was originated or purchased by BCB or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(e)   Each outstanding Loan (including Loans held for resale to investors) payable to BCB or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by BCB or any of its Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by BCB or any of its Subsidiaries, the relevant Loan Documentation was being maintained, in all material respects in accordance with BCB’s or any of its Subsidiaries’ underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)   With respect to each Loan payable to BCB or any of its Subsidiaries that is secured, to the Knowledge of BCB, BCB or one of its Subsidiaries has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)   Except as set forth in Section 5.7(g) of the BCB Disclosure Memorandum, none of the agreements pursuant to which BCB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.

(h)   Section 5.7(h) of the BCB Disclosure Memorandum identifies each Loan payable to BCB or any of its Subsidiaries that (i) as of December 31, 2013 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import.  For each Loan identified in response to clause (i) or (ii) above, Section 5.7(h) of the BCB Disclosure Memorandum sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of December 31, 2013.

Execution Version

5.8   Absence of Certain Changes or Events.  Since December 31, 2012, except as disclosed in the BCB Financial Statements delivered prior to the date of this Agreement or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an BCB Material Adverse Effect, (ii) BCB has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of BCB Common Stock, and (iii)  the BCB Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the BCB Entities provided in Article 7.  Except as may result from the transactions contemplated by this Agreement, none of the BCB Entities have, since the date of the BCB Financial Statements delivered prior to the date of this Agreement:

(a)   borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices:  (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its Assets, sold, assigned or transferred any of its Assets in excess of $50,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $25,000;

(b)   suffered over $25,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)   experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)   except as set forth in Section 5.8(d) of the BCB Disclosure Memorandum  and except in the ordinary course of business and consistent with past practices, had any customer with a deposit balance of more than $100,000 terminate, or received notice of such customer’s intent to terminate, its entire deposit relationship with a BCB Entity;

(e)   failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)   except as set forth in Section 5.8(f) of the BCB Disclosure Memorandum, forgiven any debt owed to it in excess of $25,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

Execution Version

(g)   except as set forth in Section 5.8(g) of the BCB Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $25,000;

(h)   except as set forth in Section 5.8(h) of the BCB Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers, employees or contractors, except such agreements (i) as are terminable at will without any penalty or other payment by it or (ii) increase (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, severance, pension, retirement or other similar payments) of any such person whose annual compensation would not, following such increase, exceed $50,000;

(i)   except as set forth in Section 5.8(i) of the BCB Disclosure Memorandum, adopted, modified or amended any employee benefit plan other than as required by law.

(j)   except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the BCB Financial Statements;

(k)   entered into any agreement, contract or commitment to do any of the foregoing; or

(l)   authorized or issued any additional shares of BCB Common Stock, preferred stock, Voting Debt or Equity Rights.

5.9   Tax Matters.

(a)   All Tax Returns required to be filed by or on behalf of the BCB Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time.  All such Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable Laws.  All Taxes due and payable have been timely paid.  There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the BCB Financial Statements delivered prior to the date of this Agreement.  None of the BCB Entities’ federal income Tax Returns have been audited by the IRS or any state or local jurisdiction, and no notices have been received indicating an intent to open an audit or other review.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.  There are no Liens with respect to Taxes upon any of the Assets of the BCB Entities.  The BCB Entities have withheld and paid over all Taxes required to have been withheld to all applicable Tax authorities.  The BCB Entities are not and have never been a party to any tax sharing agreement.  The BCB Entities do not have any liability for the Taxes of any person or entity other than itself either as a result of being a transferee or successor by contract or otherwise.  No claim has ever been made by a Regulatory Authority in a jurisdiction where any of the BCB Entities do not file Tax Returns that any of the BCB Entities may be subject to taxes in that jurisdiction.

Execution Version

(b)   The BCB Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)   The provision for any Taxes due or to become due for BCB for the period or periods through and including the date of the respective BCB Financial Statements that has been made and is reflected on such BCB Financial Statements is sufficient to cover all such Taxes.

(d)   Deferred Taxes of BCB have been provided for in accordance with GAAP.

(e)   The BCB Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding (from any employee or other Person) requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Code Section 3406.

(f)   None of the BCB Entities have experienced a change in ownership with respect to their respective stock, within the meaning of Code Section 382, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

(g)   The BCB Entities have not made any payments, the BCB Entities are not obligated to make any payments, nor are any of the BCB Entities a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.   The BCB Entities have not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  The BCB Entities have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(h)   The BCB Entities have no potential liability for any Tax under Code Section 1374.  The BCB Entities have not in the past 10 years: (A) acquired assets from another corporation in a transaction in which the BCB Entities’ tax basis for the acquired assets was determined, in whole or in part, by any reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary under the Code.

(i)   None of the BCB Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)   “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

Execution Version

(iii)   intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(iv)   installment sale or open transaction disposition made on or prior to the Closing Date;

(v)   prepaid amount received on or prior to the Closing Date; or

(vi)  election under Code Section 108(i).

(j)   None of the BCB Entities has received any private letter rulings from the IRS (or any comparable ruling from any other taxing authority).

(k)   None of the BCB Entities (i) is or has ever been a member of an affiliated group (other than a group the common parent of which was BCB) filing a consolidated, combined or unitary Tax Return or (ii) has any liability for Taxes of any person (other than BCB or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(l)   None of the BCB Entities is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person.

(m)   None of the BCB Entities has been either a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A) in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as qualifying for tax-free treatment under Code Section 355.

(n)   None of the BCB Entities has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(i) and Regulation Section 1.6011-4(b).

5.10   Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of BCB included in the BCB Financial Statements and the Allowance shown on the consolidated balance sheets of BCB as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the BCB Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the BCB Entities as of the dates thereof.

5.11   Assets.

(a)   Except as disclosed in Section 5.11 of the BCB Disclosure Memorandum, to the Knowledge of BCB, the BCB Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the BCB Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration.  All tangible properties used in the business of the BCB Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such BCB Entity’s past practices.  All Assets which are material to the BCB Entities’ business on a consolidated basis, held under leases or subleases by any of the BCB Entities, are held under valid Contracts enforceable against the BCB Entities in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

Execution Version

(b)   The BCB Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the BCB Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the BCB Entities’ material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience.  With respect to any policy of insurance in effect as of the date hereof, none of the BCB Entities have received written notice from any insurance carrier that, (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will increase by more than 10%.  There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any BCB Entity under such policies.

(c)   Section 5.11(c) of the BCB Disclosure Memorandum lists (i) all real property owned by any of the BCB Entities (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which any of the BCB Entities lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) and lists all parcels of real property leased to any BCB Entity pursuant to the Real Property Leases (the “Leased Premises”) and (iii) all leases, subleases, licenses or other use agreements between any BCB Entity, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee  (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to FBMS on or prior to the date hereof.  None of the BCB Entities use in their businesses any real property other than the Owned Real Property and the Leased Premises.  Except as set forth in Section 5.11(c) of the BCB Disclosure Memorandum, no Person other than the BCB Entities has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.

Execution Version

(d)   BCB has good and marketable leasehold interests in the Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. With respect to each lease of any real property or personal property to which any BCB Entity is a party (whether as lessee or lessor, including without limitation, the Real Property Leases and Tenant Leases) (i) such lease is in full force and effect in accordance with its terms by the BCB Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the BCB Entity; (iii) there exists no Default under such lease by the BCB Entity or, to the Knowledge of BCB, with respect to the other parties thereto; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

(e)   Except as contemplated by this Agreement, BCB has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(f)   The BCB Entities’ Assets include all material Assets required to operate the business of the BCB Entities as presently conducted.

5.12   Derivative Instruments.  Except as disclosed in Section 5.12 of the BCB Disclosure Memorandum, neither BCB nor any of its Subsidiaries has engaged in or been party to any Derivative Transactions.

5.13   Intellectual Property.  The BCB Entities own or have a valid license to use all of the Intellectual Property used by the BCB Entities in the course of their business.  The BCB Entities are the owner of or have a license to any Intellectual Property sold or licensed to a third party by the BCB Entities in connection with the BCB Entities’ business operations, and the BCB Entities have the right to convey by sale or license any Intellectual Property so conveyed.  The BCB Entities have not received notice of Default under any of their Intellectual Property licenses.  No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of the BCB Entities with respect to Intellectual Property used, sold or licensed by the BCB Entities in the course of their business, nor has any person claimed or alleged any rights to such Intellectual Property.  The conduct of the BCB Entities’ business does not infringe any Intellectual Property of any other person.  The BCB Entities are not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.  None of the BCB Entities is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Intellectual Property.

Execution Version

5.14   Environmental Matters.

(a)   The BCB Entities, their Participation Facilities, and their Operating Properties are, and have been, to the Knowledge of BCB, in compliance with all Environmental Laws.

(b)   There is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which the BCB Entities or any of their Operating Properties or Participation Facilities (or BCB in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the BCB Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)   During the period of (i) the BCB Entities’ ownership or operation of any of its Assets, (ii) the BCB Entities’ participation in the management of any Participation Facility, or (iii) the BCB Entities’ holding of a security interest in an Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties.  Prior to the period of (i) the BCB Entities’ ownership or operation of any of its Assets, (ii) the BCB Entities’ participation in the management of any Participation Facility, or (iii) the BCB Entities’ holding of a security interest in an Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property.  To the Knowledge of BCB, no lead based paint or asbestos in any form is present in, at, on, under, about, of affecting (or potentially affecting) any branch office of Bay Bank or, any other real estate owned by Bay Bank.

(d)   Except as disclosed in Section 5.14(d) of the BCB Disclosure Memorandum, there are no reports, studies, analyses, tests, or monitoring possessed or initiated by BCB pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the BCB Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

5.15         Compliance with Laws.

(a)   Each of the BCB Entities and each of their employees hold all licenses, registrations, franchises, certificates, variances, Permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law and none of the BCB Entities has Knowledge of, or has received notice of, any violations of any of the above.

(b)   Each of the BCB Entities has properly administered all accounts for which the BCB Entity acts as a fiduciary, including accounts for which the BCB Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of the BCB Entities, or any director, officer or employee of any of the BCB Entities, has committed any breach of trust with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

Execution Version

(c)   As of its last written communication with its primary federal regulator, Bay Bank is “adequately-capitalized” and the rating of Bay Bank under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Bay Bank has not been informed that its status as “adequately-capitalized” and “satisfactory” for CRA purposes will change within one year, nor does Bay Bank have Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(d)   Except as set forth in Section 5.15(d) of the BCB Disclosure Schedule, none of the BCB Entities are in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any BCB Entity is not in compliance with any of the Laws or Orders which such Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any BCB Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

5.16         Labor Relations.  The BCB Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the BCB Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any BCB Entity.  To the Knowledge of BCB, there is no activity involving any of BCB Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.17         Employee Benefit Plans.

(a) The BCB Entities have listed in Section 5.17 of the BCB Disclosure Memorandum, and have delivered or made available to FBMS prior to the execution of this Agreement complete and accurate copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all employment, change in control, retention, executive compensation or severance arrangements, all other employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by the BCB Entities or any ERISA Affiliate thereof for the benefit of any of their current or former officers, employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or with respect to which any BCB Entity or any ERISA Affiliate thereof has any liability (whether actual or contingent), in each case, whether or not in writing and whether or not subject to ERISA (collectively, the “BCB Benefit Plans”).  Any of the BCB Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “BCB Pension Benefit Plan.”

Execution Version

(b)   Each BCB Pension Benefit Plan that is intended to meet the requirements of a “qualified plan” within the meaning of Code Section 401(a) is so qualified and its related trust is tax-exempt under Code Section 501(a), and no event has occurred and no condition exists that would cause the loss of such qualified or exempt status or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.  Each such BCB Pension Benefit Plan has either received a favorable determination letter from the IRS or is entitled to reply upon a letter issued to a prototype sponsor regarding its qualified status, or has applied to the IRS for a favorable determination letter within the applicable remedial amendment period under Code Section 401(b), and since the date of the letter no fact or event has occurred that could reasonably be expected to materially adversely affect the qualified status of any BCB Pension Benefit Plan.  No amount or any assets of a BCB Pension Benefit Plan is subject to tax as unrelated business taxable income.

(c)   Each BCB Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with applicable Law, including without limitation ERISA and the Code, and all regulations, rulings and announcements promulgated or issued thereunder.  Each BCB Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5000(b)(1) has been operated at all times in compliance with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules, (iii) the applicable requirements of the Family Medical Leave Act of 1993, (iv) the Americans with Disabilities Act, (v) the applicable provisions of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and (vi) all other applicable Laws, including all regulations and rulings thereunder.

(d)   All required contributions, premiums or payments which are due under each BCB Benefit Plan have been paid by the applicable due date, and all such contributions, premiums and payments for which the due date has not yet occurred are properly accrued and reflected on the BCB Financial Statements in accordance with GAAP.  Each of the BCB Entities has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the BCB Benefit Plans.

(e)   All filings required by ERISA and the Code as to each BCB Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code, including notice by any BCB Benefit Plan grandfathered under the Patient Protection and Affordable Care Act, have been timely provided.

(f)   No BCB Entity has ever sponsored, maintained or contributed to a plan which is a “defined benefit plan “within” the meaning of Section 3(35) of ERISA or that is subject to Title IV of ERISA, and none of the BCB Entities has any Knowledge of any facts, circumstances or reportable events that may give rise to any liability to the IRS or the Pension Benefit Guaranty Corporation under Title IV of ERISA.

Execution Version

(g)   No BCB Entity has, or has ever had, any liability (actual or contingent) with respect to (i) a multiemployer plan as defined in Code Section 414(f) or Sections 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, (iii) a multiple employer plan within the meaning of Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA or (iv) an employee benefit plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

(h)   There are no (i) investigations or other proceedings by any Regulatory Authority with respect to any BCB Benefit Plan or any of the assets thereof pending or, to the Knowledge of BCB, threatened or (ii) pending or, to the Knowledge of BCB, threatened claims (other than routine claims for benefits in the ordinary course) against any BCB Benefit Plan or any of the assets thereof, and there exists no facts or circumstances that would give rise to or could be expected to give rise to any such investigations, proceedings or claims.

(i)   Each BCB Benefit Plan that is subject to Code Section 409A is in written compliance, and has been operated in compliance, with Code Section 409A.  No violation of Code Section 409A has occurred with respect to any BCB Benefit Plan that is subject to Code Section 409A.

(j)   Except as disclosed in Section 5.17 of the BCB Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event, such as, but not limited to, termination of employment) will not (i) entitle any current or former employee, officer, retiree, director or independent contractor of any BCB Entity or their dependents, spouses, or beneficiaries to any severance pay, unemployment compensation or similar payments, (ii) accelerate the time of payment or vesting, require the funding of, or increase the amount of any compensation due to, or in respect of, any such current or former employee, officer, retiree, director or independent contractor of any BCB Entity or their dependents, spouses or beneficiaries or (iii) result in or satisfy any condition to the payment of compensation that would, alone or in combination with any other payment or event, result in an “excess parachute payment” within the meaning of Code Section 280(G).  No BCB Benefit Plan provides for any gross-up payments for any current or former employee, officer, retiree, director or independent contractor of any BCB Entity or their dependents, spouses or beneficiaries to cover any liability for tax under Code Section 4999 or 409A or similar laws, including state laws.

(k)   No BCB Benefit Plan provides benefits, including, without limitation, death, medical, health, dental, vision or disability benefits (whether or not insured) with respect to any current or former employees, officers, retirees, directors or independent contractors of any BCB Entity or their dependents, spouses or beneficiaries after retirement or other termination of service (other than coverage mandated by Code Section 4980B or Section 601 of ERISA or any similar state law.  Each health or life insurance benefit plan may be amended or terminated at any time by a BCB Entity sponsoring such plan without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

Execution Version

(l)   All service providers to any BCB Entity have been properly characterized as employees or independent contractors, and the BCB Entities have properly reported all payments of compensation on the applicable Forms W-2 or 1099.  None of the BCB Entities have any obligations to provide benefits to any service provider characterized as independent contractors under the BCB Benefit Plans.

(m)   No one authorized to make any representation or communication on behalf of any BCB Entity has made any written or, to the Knowledge of BCB, oral representation or communication with respect to the participation, eligibility for benefits, vesting, benefit accrual or provisions of any BCB Benefit Plan to any current or former employee, retiree, director or independent contractor of any BCB Entity or their dependents, spouses or beneficiaries that is inconsistent with the terms of the applicable BCB Benefit Plan or would otherwise increase the benefits payable under the applicable BCB Benefit Plan beyond that intended by its terms.

(n)   Each BCB Pension Benefit Plan that is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title 1 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  No assets of any BCB Entity are allocated to or held in a “rabbi trust” or similar funding vehicle and all Liability under each such plan has been properly accrued in accordance with GAAP and is reflected on the BCB Financial Statements.  BCB or its applicable Subsidiary has complied with the alternative reporting and disclosure provisions under Department of Labor Regulations Section 2520.104-23 with respect to each such BCB Pension Benefit Plan, if applicable.

(o)   No BCB Entity or any employee or director of any BCB Entity nor any trustee, administrator, or other fiduciary or any other “party in interest” or “disqualified person” with respect to any BCB Benefit Plan has engaged in a “prohibited transaction” as such term is defined in Code Section 4975 or Section 406 of ERISA that would result in any tax, penalty or liability on any BCB Benefit Plan or BCB Entity under Code Section 4975 or Section 502(i) or 4071 of ERISA.

5.18         Material Contracts.

(a)   Except as disclosed in Section 5.18 of the BCB Disclosure Memorandum, none of the BCB Entities, nor any of their respective Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under (each Contract, the type described in this Section 5.18(a) whether written or oral and whether or not set forth in the BCB Disclosure Memorandum, is referred to as a “BCB Contract”):

(i)       any Contract entered into for the acquisition of the securities (other than the purchase of investment securities in the ordinary course of business) of or any material portion of the assets of any other Person;

(ii)      any trust indenture (including without limitation, those related to the Trust Preferred Securities), mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where a BCB Entity is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

Execution Version

(iii)     any Contract limiting (or purporting to limit) the freedom of any BCB Entity to engage in any line of business or to compete with any other Person or prohibiting any BCB Entity from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)     any Contract of guarantee, support or indemnification by a BCB Entity, assumption or endorsement by a BCB Entity of, or any similar commitment by a BCB Entity with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(v)     any Contract which would be terminable other than by a BCB Entity or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vi)     any alliance, cooperation, joint venture, shareholders’ partnership or similar Contract involving a sharing of profits or losses relating to a BCB Entity;

(vii)    any employment, change of control, severance, termination, consulting, or retirement Contract;

(viii)   any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any Assets, or any interest therein, of a BCB Entity, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice;

(ix)      any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by a BCB Entity or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of a BCB Entity to own, operate, sell, transfer, pledge or otherwise dispose of any Assets or business;

(x)       any material Contract that would require any Consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xi)      any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $10,000;

Execution Version

(xii) any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by a BCB Entity in excess of $10,000;

(xiii) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers);

(xiv) any Contract relating to the provision of data processing, network communication, or other technical services to or by a BCB Entity; and

(xv) any Contract not listed above that is material to the financial condition, results of operations or business of a BCB Entity.

(b)   With respect to each BCB Contract and except as disclosed in Section 5.18 of the BCB Disclosure Memorandum: (i) the Contract is in full force and effect against the BCB Entity; (ii) the BCB Entity is not in Default thereunder; (iii) the BCB Entity has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder.  All of the indebtedness of the BCB Entities for money borrowed is prepayable at any time by the BCB Entities without penalty or premium.  True, correct and complete copies of all BCB Contracts have been furnished or made available to FBMS.

5.19   Legal Proceedings.  Except as disclosed in Section 5.19 of the BCB Disclosure Memorandum, there is no Litigation instituted, pending or overtly threatened (or unasserted but to the Knowledge of BCB considered probable of assertion) against the BCB Entities, or against any employee benefit plan of the BCB Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities outstanding against any BCB Entity.

5.20   Reports.  Since January 1, 2010, the BCB Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Except for normal examinations conducted by a Regulatory Authority in the ordinary course of the business of the BCB Entities, there is no pending proceeding before, or, to the Knowledge of BCB, examination or investigation by, any Regulatory Authority into the business or operations of any of the BCB Entities.  There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Report relating to any examinations of any of the BCB Entities.

5.21   Accounting, Tax and Regulatory Matters.  BCB has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Code Section 368(a), or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

Execution Version

5.22   Technology Systems.

  (a)   Except to the extent indicated in Section 5.22 of the BCB Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the BCB Entities (collectively, the “Technology Systems”) to continue by the FBMS Entities to the same extent and in the same manner that it has been used by the BCB Entities.

  (b)   The Technology Systems (for a period of 24 months prior to the Effective Time) have not suffered unplanned disruption causing an BCB Material Adverse Effect.  Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens.  Access to business critical parts of the Technology Systems is not shared with any third party.

  (c)   BCB’s written disaster recovery and business continuity plan has previously been provided to FBMS.

  (d)   The BCB Entities have not received notice of or are aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the BCB Entities’ agreements or arrangements relating to the Technology Systems (including maintenance and support) other than rights contained in applicable contracts.

5.23   BCB Disclosure Memorandum.  All information set forth in the BCB Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of BCB under this Article 5.

5.24   [Reserved]

5.25   Board Recommendation.  The Board of Directors of BCB, at a meeting duly called and held, has by majority vote of the directors present (who constituted all of the directors then in office) resolved to recommend that the holders of the shares of BCB Common Stock approve this Agreement and accepted the opinion of its financial advisor that this Agreement and the transactions contemplated hereby, including the Merger, and the Voting and Support Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders.

5.26   No Investment Adviser. None of the BCB Entities serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

5.27   [Reserved]

Execution Version

5.28   BCB Information.  None of the information to be supplied by BCB expressly for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Regulatory Authority in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of BCB or at the time the BCB shareholders vote on the matters constituting the Requisite Shareholder Approval or, if applicable, at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the 1933 Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If requested by FBMS and provided to BCB prior to filing,  BCB will review in good faith a form of Proxy Statement and/or Form S-4, as applicable, or any other application, notification or other document to be filed with any Regulatory Authority in connection with the transactions contemplated by this Agreement and provide FBMS with any corrections to information supplied by BCB contained in such document.   No representation or warranty is made by BCB in this Section 5.28 with respect to statements made or incorporated by reference therein based on information supplied by FBMS.   If at any time prior to the Effective Time any event should be discovered by BCB or any of its Subsidiaries which should be set forth in an amendment to the Form S-4 (if applicable) or a supplement to the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, BCB shall promptly so inform FBMS.

5.29   Brokers and Finders. Except as set forth in Section 5.29 of the of the BCB Disclosure Memorandum, none of the BCB Entities or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for any of the BCB Entities, in connection with this Agreement or the transactions contemplated hereby.

5.30   BCB Adjusted Capital. Section 5.30 of the BCB Disclosure Memorandum, contains a true, correct and complete copy of the calculation of the BCB Adjusted Capital as of the date of this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF FBMS

FBMS hereby represents and warrants to BCB as follows:

6.1   Organization, Standing and Power.

(a)   FBMS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi, and is duly registered as a bank holding company under the BHC Act.  FBMS has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  FBMS is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

Execution Version

(b)   The First is a national banking association duly organized, validly existing, and in good standing under the laws of the United States.  The First has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  The First is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  The deposit accounts of The First are insured by the FDIC through the bank insurance fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by The First when due.

6.2   Authority; No Breach By Agreement.

(a)   FBMS has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FBMS.   This Agreement has been duly and validly executed and delivered by FBMS.  Assuming due authorization, execution and delivery by BCB, this Agreement constitutes a valid and binding obligation of FBMS, enforceable against FBMS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)   Neither the execution and delivery of this Agreement by FBMS, nor the consummation by FBMS of the transactions contemplated hereby, nor compliance by FBMS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FBMS’s articles of incorporation or bylaws or the certificate or articles of incorporation or articles of association or bylaws of any FBMS Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any FBMS Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FBMS Entity under, any Contract or Permit of any FBMS Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FBMS Entity or any of their respective material Assets (including any FBMS Entity or BCB becoming subject to or liable for the payment of any Tax or any of the Assets owned by any FBMS Entity or BCB being reassessed or revalued by any Taxing authority).

(c)   Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of NASDAQ, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by FBMS of the Merger and the other transactions contemplated in this Agreement.

Execution Version

6.3   Capital Stock.

(a)   The authorized capital stock of FBMS consists of 10,000,000 shares of FBMS Common Stock, of which 5,107,131 shares are issued and outstanding as of December 31, 2013, and 10,000,000 shares of FBMS Preferred Stock, of which 17,123 shares have been designated The Fixed Cumulative Perpetual Preferred Stock, Series CD, $1,000 per share liquidation value, and are issued and outstanding as of December 31, 2013.  All of the issued and outstanding shares of FBMS Common Stock are, and all of the shares of FBMS Common Stock to be issued in exchange for shares of BCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the MBCA.  None of the outstanding shares of FBMS Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of FBMS.

(b)   The authorized capital stock of The First consists of 10,000,000 shares of $1.00 par value per share common stock, of which 1,029,896 shares are issued and outstanding.  All of the issued and outstanding shares of capital stock of The First are owned by FBMS, are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of The First has been issued in violation of any preemptive rights.

6.4   SEC Filings; Financial Statements.

(a)   FBMS has timely filed and made available to BCB all SEC Documents required to be filed by FBMS since December 31, 2009 (the “FBMS SEC Reports”).  The FBMS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FBMS SEC Reports or necessary in order to make the statements in such FBMS SEC Reports, in light of the circumstances under which they were made, not misleading.  No FBMS Subsidiary is required to file any SEC Documents.

(b)   Each of the FBMS Financial Statements (including, in each case, any related notes) contained in the FBMS SEC Reports, including any FBMS SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of FBMS and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Execution Version

6.5   Absence of Undisclosed Liabilities .  No FBMS Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of FBMS as of December 31, 2013, included in the FBMS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto.  No FBMS Entity has incurred or paid any Liability since December 31, 2013, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a FBMS Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.6   Absence of Certain Changes or Events.  Since September 30, 2013, except as disclosed in the FBMS Financial Statements delivered prior to the date of this Agreement or in the FBMS SEC Reports, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an FBMS Material Adverse Effect, and (ii) none of the FBMS Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FBMS provided in Article 7.

6.7   Legal Proceedings.

(a)   There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FBMS Entity, or against any director, employee or employee benefit plan of any FBMS Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities outstanding against any FBMS Entity, that in any case would be required to be disclosed in a Form 8-K, Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b)   There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any FBMS Entity as a result of examination by any bank or bank holding company Regulatory Authority.

(c)   No FBMS Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company Regulatory Authority, nor has any FBMS Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.8   Brokers and Finders. Except for Chaffe & Associates, Inc., none of the FBMS Entities or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for any of the FBMS Entities, in connection with this Agreement or the transactions contemplated hereby.

Execution Version

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1   Affirmative Covenants of BCB.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FBMS shall have been obtained, and except as otherwise expressly contemplated herein, BCB shall and shall cause each of its Subsidiaries to:

(a)   operate its business only in the usual, regular, and ordinary course;

(b)   preserve intact its business organization and material Assets and maintain its rights and franchises; and

(c)   give written notice promptly to FBMS upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, an BCB Material Adverse Effect, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.2   Negative Covenants of BCB.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FBMS shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, BCB covenants and agrees that the BCB Entities will not do or agree or commit to do any of the following:

(a)   amend their articles of incorporation, bylaws or other governing instruments;

(b)   incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of business of BCB consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of the BCB Entities of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the BCB Disclosure Memorandum);

(c)   repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of BCB’s capital stock, or declare or pay any dividend or make any other distribution in respect of BCB’s capital stock other than as set forth in Section 3.2 of this Agreement;

(d)   issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BCB Common Stock or any other capital stock of any BCB Entity, or any Rights, or other Equity Right, or Voting Debt;

Execution Version

(e)   adjust, split, combine or reclassify any shares of BCB Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BCB Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)   purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business;

(g)   enter into or amend any employment or change of control Contract with any Person (unless such amendment is required by Law or this Agreement);

(h)   adopt any new employee benefit plan or terminate or withdraw from, or make any change in or to, any existing employee benefit plans of the BCB Entities other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan, except as contemplated by this Agreement;

(i)   make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(j)   increase (except for increases of not more than 5% consistent with past practices) the compensation including wages, salary, fees, bonuses, profit sharing, incentive, pension, retirement, severance of any such person whose work compensation would, following such increase, exceed $50,000;

(k)   commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of the BCB Entities for over $25,000 in money damages or any restrictions upon the operations of the BCB Entities;

(l)   except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $25,000;

(m)   enter into, modify, amend or terminate any Contract of the sort that is or would be considered a BCB Contract, Real Property Lease or Tenant Lease;

(n)   change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits;

Execution Version

(o)   make any unsecured extension of credit to a borrower in excess of $25,000 or make any secured extension of credit to a borrower in excess of $250,000;

(p)   permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of the BCB Entities;

(q)   enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Regulatory Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

(r)   introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements;

(s)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 9 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(t)   agree to, or make any commitment to, take, or adopt any resolutions of Board of Directors of BCB in support of, any of the actions prohibited by this Section 7.2.

7.3   Reports.  Each Party and its Subsidiaries shall timely file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1   Applications.  Each of FBMS and BCB shall, and shall cause their Subsidiaries to, as soon as practicable, but not later than 30 days following the date of this Agreement, prepare and file applications with the appropriate Regulatory Authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. Each of FBMS and BCB shall have the right to review and approve in advance all characterizations of the information relating to that Party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority. In addition, each of FBMS and BCB shall furnish to the other Party for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority prior to its filing. Each of FBMS and BCB shall provide copies of all such filings to each other after such filings are made and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

Execution Version

8.2   Shareholder Approval and SEC Filings.

(a)   BCB shall take all action necessary in accordance with the ABCA and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “BCB Shareholders’ Meeting”). Except in the case of a Change in Recommendation specifically permitted by Section 8.5(d), the Board of Directors of BCB shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the “Board Recommendation”), (ii) include the Board Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Requisite Shareholder Approval. Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of the BCB at the BCB Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve BCB of such obligation; provided, however, that if the Board of Directors of the BCB shall have effected a Change in Recommendation, then the Board of Directors of BCB may submit this Agreement to the BCB’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of BCB may communicate the basis for its lack of a recommendation to BCB’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, BCB shall not submit to the vote of its shareholders at the BCB Shareholders’ Meeting, or otherwise prior to the termination of this Agreement in accordance with its terms, any Acquisition Proposal other than this Agreement and the transactions contemplated hereby.

(b)   Except as set forth in Section 8.5(d), neither the Board of Directors of the BCB nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to FBMS, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation (any of the foregoing being a “Change in Recommendation”); provided that, for the avoidance of doubt, BCB may not effect a Change in Recommendation unless it has complied in all material respects with the provisions of Section 8.5(d).

(c)   BCB and FBMS shall as promptly as practicable prepare a proxy statement relating to the BCB Shareholders’ Meeting (the “Proxy Statement”).  The Proxy Statement, and any amendment or supplement thereto, shall include the Board Recommendation.  Along with such Proxy Statement, BCB and FBMS shall prepare and transmit material providing for the election by the holders of BCB Class A Common Stock the percentage of Class A Consideration such holder desires in FBMS Common Stock.  If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to BCB, FBMS or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a Party for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such Party shall promptly notify the other Party of such event, and BCB and FBMS shall cooperate to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the shareholders of BCB.

Execution Version

(d)   Upon determination that the issuance of the Stock Consideration requires registration under the 1933 Act, BCB and FBMS shall as promptly as practicable prepare, and FBMS shall file with the SEC, a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and BCB and FBMS shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing.  If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to BCB, FBMS or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a Party for inclusion in the Form S-4, which is required to be described in an amendment of, or a supplement to, the Form S-4, such Party shall promptly notify the other Party of such event, and BCB and FBMS shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and, to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the shareholders of BCB.

8.3   Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement.  Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.4   Access to Information and Confidentiality.

(a)   Subject to the Confidentiality Agreement, BCB agrees to provide FBMS and its Representatives, from time to time prior to the Effective Time, such information as FBMS shall reasonably request with respect to BCB and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of BCB and its Subsidiaries as FBMS shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of BCB or its Subsidiaries.

(b)          FBMS and BCB shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Execution Version

8.5   No Solicitations.

(a)   BCB shall not, and shall cause each of its Subsidiaries and its and their Representatives not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that if BCB is not otherwise in violation of this Section 8.5, nothing in this Agreement shall prevent the BCB Board of Directors from, pursuant to a customary confidentiality agreement that contains provisions that are no less favorable to BCB than those contained in the Confidentiality Agreement,  providing information to, and engaging in such negotiations or discussions with, a person who shall have made from and after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal, with respect to such Acquisition Proposal, directly or through representatives, if the BCB Board of Directors, after consulting with and considering the advice of its outside counsel and financial advisor, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be a violation of its fiduciary duties under applicable Law.

(b)   BCB shall notify FBMS promptly (but in no event later than 48 hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to BCB or any of its Subsidiaries or for access to the properties, books or records of BCB or any of its Subsidiaries by any Person that has made, or to BCB’s Knowledge may be considering making, an Acquisition Proposal.  Such notice to FBMS shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of BCB or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal and indicating whether any such Acquisition Proposal or modification or amendment to an Acquisition Proposal is a Superior Proposal.  BCB shall notify FBMS promptly (but in no event later than 24 hours) of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(c)   BCB and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than FBMS) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than FBMS who have been furnished confidential information regarding BCB in connection with the solicitation of or discussions regarding an Acquisition Proposal or Alternative Transaction within the 12 months prior to the date hereof promptly to return or destroy such information.  BCB shall not, and shall cause its Subsidiaries not to, release any third party from, and shall enforce, the confidentiality and standstill provisions of any agreement to which BCB or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

Execution Version

(d)   Notwithstanding anything herein to the contrary, at any time prior to the BCB Shareholders’ Meeting, if BCB has received a Superior Proposal (after giving effect to the terms of any revised offer by FBMS pursuant to this Section 8.5(d)), the Board of Directors of BCB may, in connection with such Superior Proposal, make a Change in Recommendation, if and only to the extent that the Board of Directors of BCB has determined in good faith, after consultation with outside counsel and its financial advisor, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Board of Directors of BCB may not effect a Change in Recommendation unless:

(i)          BCB shall have received a bona fide written Acquisition Proposal and the Board of Directors of BCB shall have concluded in good faith that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to by FBMS;

(ii)         BCB shall have provided prior written notice to FBMS at least five Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise FBMS that the Board of Directors of BCB has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or group making the Superior Proposal);

(iii)        during the Notice Period, BCB shall, and shall cause its financial advisor and outside counsel to, negotiate with FBMS in good faith (to the extent FBMS desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)        the Board of Directors of BCB shall have concluded in good faith that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by FBMS, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, BCB shall deliver a new written notice to FBMS and shall comply with the requirements of this Section 8.5(d) with respect to such new written notice, except that the new Notice Period shall two Business Days. In the event that the Board of Directors of BCB does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in Recommendation.

8.6   Press Releases.  Prior to the Effective Time, BCB and FBMS shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, provided such Party shall have consulted in good faith with other prior to such disclosure.

Execution Version

8.7   Indemnification and Insurance.

(a)   FBMS covenants and agrees that:

(i)         all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under the BCB Entities’ articles of incorporation, and bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which FBMS is notified in writing within such period shall continue until the final disposition of such claim.  Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between FBMS and the Indemnified Party.

(ii)        Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against FBMS under such subparagraph, notify FBMS in writing of the commencement thereof.  In case any such action shall be brought against any Indemnified Party, FBMS shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from FBMS to such Indemnified Party of its election so to assume the defense thereof, FBMS shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if FBMS elects not to assume such defense or if counsel for the Indemnified Party advises FBMS in writing that there are material substantive issues that raise conflicts of interest between FBMS or a BCB Entity and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and FBMS shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received.  Notwithstanding the foregoing, FBMS shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(iii)        If FBMS or any of its successors or assigns (A) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of FBMS shall assume the obligations set forth in this Section 8.7(a).

(b)   BCB covenants and agrees that BCB shall purchase for a period of not less than three (3) years after the Effective Time, past acts insurance coverage for no less than the three-year period immediately preceding the Effective Time under its (A) current directors and officers insurance policy (or comparable coverage), and (B) employment practices liability insurance for each of the directors and officers of the BCB Entities currently covered under comparable policies held by the BCB Entities.

Execution Version

8.8   Employee Benefits and Contracts.  All employees of the BCB Entities immediately prior to the Effective Time who continue employment with FBMS or any of its Subsidiaries immediately following the Effective Time (“Transferred Employees”) shall receive credit for purposes of eligibility to participate and vesting, but not for purposes of determining of the level of benefits, under each employee benefit plan, program or arrangement established or maintained for employees of FBMS or any of FBMS Subsidiaries, for service accrued or deemed to accrue prior to and as of the Effective Time, to the same extent that such service was recognized for such employees for similar purposes under comparable benefit plans to which any BCB Entity was a party immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  In addition, such accrued service shall be credited for purposes of determining vacation benefits under and in accordance with the terms of the vacation policy of FBMS or any of FBMS Subsidiaries.  All Transferred Employees will be covered by the employee benefit plans of FBMS and/or FBMS Subsidiaries on substantially the same basis as other employees of FBMS and FBMS Subsidiaries performing services in a comparable position.  Notwithstanding the foregoing, FBMS may determine to continue any of the employee benefit plans of the BCB Entities for Transferred Employees in lieu of offering participation in the benefit plans of FBMS or Subsidiaries (e.g., medical or hospitalization benefits) for such period as FBMS shall determine.  Alternatively, after the Effective Time, FBMS may elect to terminate or amend any of the employee benefits plans of the BCB Entities or to merge any such benefit plans with the plans of FBMS or FBMS Subsidiaries or to require the BCB Entities to terminate such employee benefit plan immediately prior to the Effective Time.

8.9   Takeover Laws.  Each of BCB and FBMS and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

8.10   BCB 401(k) Plan. If requested by FBMS in writing prior to the Closing, and subject to the occurrence of the Closing, BCB shall cause to be adopted prior to the Closing resolutions of the Board of Directors of BCB, or any BCB Entities as necessary, to (i) terminate any and all employee benefit plans intended to comply with Code Section 401(k) (“401(k) Plans”) effective as of the date immediately preceding the date on which the Effective Time occurs; (ii) cease all contributions to any and all 401(k) Plans maintained or sponsored by BCB or any of its Subsidiaries; (iii) fully vest the account balances of the participants and beneficiaries in the 401(k) Plans no later than the date of termination; (v) amend the 401(k) Plans, as necessary, to accomplish the termination and reserve the power to further amend the 401(k) Plans following the date of termination to the extent necessary to comply with applicable Law or to facilitate the termination thereof; (v) to authorize the filing of the 401(k) Plans with the IRS for a determination letter as to the effect of the termination on the qualified status of the plans and to pay the application fee in connection therewith; and (vi) provide for the distribution of benefits from the 401(k) Plans upon receipt of the favorable determination letter in accordance with the terms of the 401(k) Plans and as permitted under applicable Law.  The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of FBMS, which shall not be unreasonably withheld. BCB shall deliver to FBMS an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of BCB and/or its Subsidiaries and shall fully comply with such resolutions and any necessary amendments.

Execution Version

8.11   Redemption of BCB Series 2009A Preferred Stock.  As required by §3.2, each of FBMS and BCB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to assume, purchase, or redeem the BCB Series Preferred Stock as of or prior to the Effective Time.

8.12   Assignment of Rights Under Stock Purchase Agreement.  As of the Effective Time, BCB hereby assigns to FBMS all of its rights under each stock purchase agreement entered into by BCB in connection with the sale of BCB Common Stock to its shareholders on or about August 1, 2013 (the “2013 Stock Purchase Agreements”), including, but not limited to, the option of BCB found in Section 10 thereof to repurchase the common stock issued thereunder within one year of the date of such 2013 Stock Purchase Agreements in the event that BCB merges with another company.  As of the Effective Time, FBMS shall exercise such options assigned to it and shall repurchase such common stock pursuant to the terms and conditions contained in the 2013 Stock Purchase Agreements and as otherwise set forth in this Agreement.

8.13   Preservation of BP Oil Claim.  Prior to the Closing Date, BCB shall, or shall cause Bay Bank to, take such action so as to preserve any and all benefits accruing to BCB, Bay Bank, or either of their respective shareholders resulting from BCB’s pending claims arising out of the Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico on and after April 20. 2010 and the lawsuits styled BCB Holding Company, Inc. v. BP Exploration & Production, Inc. et al, 2:13-cv-02304 (E.D. La.) and Bay Bank v. BP Exploration & Production, Inc. et al, 2:13-cv-02451 (E.D. La.) (together, “BP Oil Claim”) by assigning the BP Oil Claim (or if determined to be unassignable, then by assigning the proceeds of the BP Oil Claim) to a trust (or a single purpose entity) for the benefit of the holders of BCB Class A Common Stock, and such benefits shall not be assumed by FBMS nor shall such benefits be considered a part of this Agreement; provided however, that any such action taken shall be approved by FBMS in its reasonable discretion as to form and structure.  It is further understood and agreed to by the parties that neither FBMS, The First, nor any of its related entities or shareholders shall be responsible for any costs associated with the BP Oil Claim.

8.14   Alostar Note.  As required by §3.3, each of FBMS and BCB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation required to cause the payoff of BCB’s liability with regard to the Alostar Note.

Execution Version

8.15   BCB Equity Rights Cancellation.  BCB shall enter into cancellation agreements effective no later than the Closing Date with all holders of BCB Equity Rights, or otherwise cancel all BCB Equity Rights.

8.16   Voting Support Agreements.  On or prior to the date that is 10 Business Days from the date hereof, each person set forth in Section 8.16 of the BCB Disclosure Memorandum shall execute and deliver to FBMS an agreement in substantially the form set forth in Exhibit B (collectively, the “Voting and Support Agreements”).

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1   Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:

(a)   Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

(b)   Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)   Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an BCB Material Adverse Effect or an FBMS Material Adverse Effect, as applicable.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)   Legal Proceedings.  No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

Execution Version

(e)   Form S-4.  If required pursuant to Section 8.2(d), the Form S-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

9.2   Conditions to Obligations of FBMS.  The obligations of FBMS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FBMS pursuant to Section 11.5(a):

(a)   Representations and Warranties.  The representations and warranties of BCB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date) except for inaccuracies that are not reasonably likely to have a BCB Material Adverse Effect; provided, however, that the representations and warranties of BCB set forth in Sections 5.1, 5.2, 5.3 and 5.28 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or “BCB Material Adverse Effect”) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date).

(b)   Performance of Agreements and Covenants.  Each and all of the agreements and covenants of BCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)   Certificates.  BCB shall have delivered to FBMS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chairman  and president, to the effect that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Bay Bank ’s Board of Directors, BCB’s Board of Directors and their respective shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FBMS and its counsel shall request.

(d)   Lock-Up Agreements.  If requested by FBMS, FBMS shall have received from each BCB shareholder listed on Section 9.2(d) of the BCB Disclosure Memorandum a signed Lock-Up Agreement in substantially the form attached hereto as Exhibit C.

(e)   Employment Agreements. The First and each of the persons set forth on Section 9.2(e) of the BCB Disclosure Memorandum shall have entered into an employment agreement or consulting agreement on terms mutually satisfactory to the parties thereto.

(f)   BCB Adjusted Capital Calculation. BCB shall have delivered to FBMS a true, correct and complete copy of the calculation of the BCB Adjusted Capital as of the Closing Date, including a certification signed by the chief executive officer and chief financial officer of BCB to the effect that such calculation is true, correct and complete as of such time and any supporting documentation for such calculation as FBMS may request in its discretion.  Such BCB Adjusted Capital as of the Closing Date shall not be less than the amount set forth on Section 9.2(f) of the BCB Disclosure Memorandum.

Execution Version

(g)   Restrictive Covenant Agreements.  FBMS shall have received from each director of BCB and Bay Bank a signed mutually satisfactory restrictive covenant agreement providing that for a period of two years after the Effective Time, such director will not, among other things, provide services to, or serve on the board of directors of, a competing financial institution located in certain counties in Alabama, Louisiana, and Mississippi.

(h)   Redemption of the BCB Series 2009A and 2009AW Preferred Stock. FBMS shall have assumed, redeemed or FBMS shall have caused the redemption by BCB of all of the issued and outstanding shares of BCB Series 2009A and 2009AW Preferred Stock from the U.S. Treasury or other holders thereof, before or concurrently with the Effective Time.

(i)   Fairness Opinion. BCB shall have received the opinion of National Capital LLC (and provided a copy of such opinion to FBMS) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of BCB Common Stock, and such opinion has not been withdrawn, revoked or modified.

(j)   Classified Assets. BCB’s and Bay Bank’s aggregate Classified Assets, as defined below and as set forth on Section 5.7(h) of the BCB Disclosure Memorandum, shall not exceed $4,900,000 at the month-end that immediately precedes the Closing Date.  “Classified Assets” means the sum of (i) loans and leases on nonaccrual status, (ii) loans and lease that were contractually past due 90 days or more in the payment of principal and/or interest (iii) other real estate owned, (iv) loans and leases which were required to be accounted for as troubled debt restructuring in accordance with Statement of Accounting Standards No. 15, (v) loans made or guaranteed by a person or entity presently a debtor in a federal bankruptcy proceeding, and (vi) loans and leases classified as “Substandard,” “Doubtful,” “Loss,” “Classified,” or words of similar import.

(k)   Tail Coverage.  The tail coverages referenced in Section 8.7(b) shall have been purchased.

(l)   Option Cancellation.  BCB shall have entered into cancellation agreements effective no later than the Closing Date with all holders of BCB Equity Rights, or otherwise cancelled all BCB Equity Rights.

9.3   Conditions to Obligations of BCB.  The obligations of BCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BCB pursuant to Section 11.5(b):

(a)   Representations and Warranties.  The representations and warranties of FBMS set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date) except for inaccuracies that are not reasonably likely to have a FBMS Material Adverse Effect.

Execution Version

(b)   Performance of Agreements and Covenants.  Each and all of the agreements and covenants of FBMS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)   Certificates.  FBMS shall have delivered to BCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to FBMS, Section 9.3(a) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by FBMS’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BCB and its counsel shall request.

(d)   Redemption of the BCB Series 2009A and 2009AW Preferred Stock. FBMS shall have assumed, redeemed or FBMS shall have caused the redemption by BCB of all of the issued and outstanding shares of BCB Series 2009A and 2009AW Preferred Stock from the U.S. Treasury or other holders thereof, before or concurrently with the Effective Time.

(e)   Alostar Note.  FBMS shall have assumed or repaid or FBMS shall have caused the repayment by BCB of the Alostar Note before or concurrently with the Effective Time.

(f)   Fairness Opinion. BCB shall have received the opinion of National Capital LLC to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of BCB Common Stock, and such opinion has not been withdrawn, revoked or modified.

(g)   Tail Coverage.  The tail coverages referenced in Section 8.7(b) shall have been purchased.

ARTICLE 10
TERMINATION

10.1   Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of BCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)   By mutual written consent of the Boards of Directors of FBMS and BCB; or

Execution Version

(b)   By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the End Date) and which breach would constitute grounds for the conditions set forth in Section 9.2(a), 9.2(b), 9.3(a) or 9.3(b) not to be satisfied on the Closing Date; or

(c)   By the Board of Directors of either Party in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

(d)   By the Board of Directors of either Party in the event that the Merger shall not have been consummated by the End Date, if the failure to consummate the transactions contemplated hereby on or before the End Date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)   By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)   By the Board of Directors of FBMS if the Board of Directors of BCB:

(i)          withdraws or fails to give the BCB shareholders the Board Recommendation, effects a Change in Recommendation, whether or not permitted by the terms hereof, or resolves to do any of the foregoing; or

(ii)         affirmatively approves any Alternative Transaction or Superior Proposal or makes any announcement of any agreement to enter into an Alternative Transaction or Superior Proposal; or

(g)   By the Board of Directors of either Party if the Requisite Shareholder Approval shall not have been obtained at the BCB Shareholders’ Meeting; or

(h)   By the Board of Directors of FBMS if the Dissenting Shares represent more than 10% in the aggregate of the BCB Common Stock outstanding immediately prior to the record date for the BCB Shareholders’ Meeting.

10.2   Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 10.2 and 10.4 and Article 11 shall survive any such termination and abandonment.

Execution Version

10.3   Non-Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except Sections 8.7 and 8.8, this Article 10 and Articles 1, 2, 3, 4 and 11.

10.4   Termination Payment and Reimbursement of Expenses.

(a)   In the event that (i) an Acquisition Proposal shall have been made directly to BCB shareholders or communicated to or otherwise made known to the senior  management or Board of Directors of BCB, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter BCB (I) withdraws or fails to give the BCB shareholders the Board Recommendation, effects a Change in Recommendation, whether or not permitted by the terms hereof, or resolves to do any of the foregoing; or (II) affirmatively approves any Alternative Transaction or Superior Proposal or makes any announcement of any agreement to enter into an Alternative Transaction or Superior Proposal, (iii) this Agreement is terminated by FBMS pursuant to Section 10.1(f) or Section 10.1(d) as a result of BCB’s willful breach of its duties set forth in Section 8.3, and (iv) prior to the date that is 12 months after the date of such termination, BCB consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then BCB shall on the date an Alternative Transaction is consummated pay FBMS a fee equal to $350,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)   The Parties acknowledge that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Party would enter into this Agreement; accordingly, if a Party (the “Aggrieved Party”) fails promptly to pay the amount due pursuant to this Section 10.4, and, in order to obtain such payment, the Aggrieved Party commences a suit which results in a judgment against the other Party for the fee set forth in this Section 10.4, such other Party shall pay to the Aggrieved Party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points.

(c)   In the event this Agreement is terminated by BCB pursuant to Section 10.1(d) as a result of FBMS’s willful breach of its duties set forth in Section 8.3, FBMS shall promptly reimburse BCB for its reasonable documented out-of-pocket expenses relating to the Merger in an amount not to exceed $250,000; provided however, that this provision shall not apply in circumstances in which (i) FBMS is entitled to a Termination Fee, (ii) BCB is in material breach of any representation, warranty, covenant or other agreement by BCB and the time for cure under Section 10.1(b) has passed, or (iii) any of the conditions set forth in Section 9.1 or 9.2 which were due to be satisfied before the time the termination is effected shall not have been satisfied and such failure is not primarily caused by FBMS.

Execution Version

ARTICLE 11
MISCELLANEOUS

11.1 Definitions.

(a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“ABCA” shall mean the Alabama Business Corporation Act.

“Acquisition Proposal” with respect to a Party shall mean any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving BCB or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction.

“Affiliate” of a Person or Party shall mean:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or Party; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or Party; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Alostar Note” shall mean that certain Promissory Note dated August 1, 2006, as amended, in original principal amount of $1,500,000 made by BCB and now held by Alostar Bank in its loan # 3000003197.

“Alternative Transaction” shall mean any transaction or series of transactions involving:

(a)           any merger, consolidation, reorganization, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which BCB or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or “group” (as defined in the 1934 Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of BCB or any of its Subsidiaries, or (iii) in which BCB  or any of its Subsidiaries issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of BCB or any of its Subsidiaries; or

Execution Version

(b)           any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income, or assets of BCB and its Subsidiaries.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BCB Adjusted Capital” shall equal the sum of BCB’s consolidated total common equity, including common stock, additional paid-in-capital, retained earnings and accumulated other comprehensive income (loss), but reduced by the sum of the following if not already incorporated pursuant to GAAP applied on a consistent basis: (i) goodwill, (ii) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (iii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, (iv) the after-tax premium or additional cost incurred to provide for the continuation of certain of the BCB’s insurance policies pursuant to Section 8.7(b), (v) the after-tax amount of any penalty or liquidated damages associated with the termination of the BCB Contracts identified by FBMS prior to Closing, whether or not such BCB Contracts are identified on Section 5.18(a) of the BCB Disclosure Memorandum, (vii) the after-tax amount of any payments to be made by BCB pursuant to any existing employment, change in control or other similar agreements or severance, retention or bonus arrangements between BCB and any other Person, (vii) the accrual through the Closing Date of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements, including without limitation, as provided in Section 8.8(b), (viii) the accrual of the fees and expenses for the redemption of the BCB Series 2009A or 2009AW Preferred Stock as contemplated by Section 8.11, (ix) the accrual of fees and expenses for the payment of the Alostar Note, and, (x) such other amounts as are agreed upon by the Parties.  The BCB Adjusted Capital calculation shall be calculated on a consolidated basis, as determined pursuant to GAAP applied on a consistent basis as of the Closing Date.

“BCB Class A Common Stock” shall mean the $0.01 par value voting common stock of BCB.

“BCB Class B Common Stock” shall mean the $0.01 par value voting common stock of BCB that was issued pursuant to the 2013 Stock Purchase Agreements.

“BCB Common Stock” shall mean the BCB Class A Common Stock and the BCB Class B Common Stock, collectively.

“BCB Disclosure Memorandum” shall mean the written information entitled “BCB Disclosure Memorandum” delivered prior to the date of this Agreement to FBMS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.  Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

Execution Version

“BCB Entity(ties)” shall mean, individually or collectively, BCB and each of its Subsidiaries as listed on Section 5.4 of the BCB Disclosure Memorandum.

“BCB Financial Statements” shall mean (i) the consolidated audited balance sheets (including related notes and schedules, if any) of BCB as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as provided by BCB to FBMS, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of BCB as of December 31, 2013, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the six month period ended December 31, 2013, as delivered by BCB to FBMS prior to execution of this Agreement.

“BCB Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the BCB Entities, taken as a whole, or (ii) the ability of BCB to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Regulatory Authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of BCB taken with the prior informed written Consent of FBMS in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of BCB, including expenses incurred by BCB in consummating the transactions contemplated by this Agreement.

“BCB Series 2009A Preferred Stock” shall mean the Fixed Rate Cumulative Perpetual Preferred Stock, Series 2009A, of BCB.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated September 3, 2013, by and between FBMS and BCB .

Execution Version

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“End Date” shall mean June 30, 2014; provided that such date shall be extended for an additional 60 days in the event that the regulatory approvals contemplated by Section 9.1(b) have not been obtained, or the Form S-4 (if required) shall have not been declared effective, by May 31, 2014 and neither Party has received notice from any applicable Regulatory Authority that any request for such regulatory approval has been denied.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any applicable Law, and any Order or binding agreement with any Regulatory Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

Execution Version

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person which is or has been a member of (i) a controlled group of corporations (as defined in Code Section 414(b)), (ii) a group of trades or business under common control (as defined in Code Section 414(c)), or (iii) an affiliated service group (as defined under Code Section 414(m)) any of which includes any BCB Entity, and any partnership in which any BCB Entity is or has been a general partner.

“Exhibits” shall mean the exhibits to this Agreement, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FBMS Common Stock” shall mean the $1.00 par value common stock of FBMS.

“FBMS Entities” shall mean, collectively, FBMS and all FBMS Subsidiaries.

“FBMS Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FBMS as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by FBMS in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of FBMS as of September 30, 2013, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as delivered by FBMS to BCB prior to execution of this Agreement.

Execution Version

“FBMS Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of FBMS and its Subsidiaries, taken as a whole, or (ii) the ability of FBMS to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Regulatory Authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of FBMS (or any of its Subsidiaries) taken with the prior informed written Consent of BCB in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of FBMS, including expenses incurred by FBMS in consummating the transactions contemplated by this Agreement.

“FBMS Subsidiaries” shall mean the Subsidiaries of FBMS and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FBMS in the future and held as a Subsidiary by FBMS at the Effective Time.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, domain names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean (1) the personal knowledge after due inquiry of, and (2) the knowledge obtained or which would have been obtained from a reasonable investigation by, the Person or if a corporation, its Officers.  For the purpose of this definition, “Officers” shall be the following executive officers, if any, of a corporation: the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president.

Execution Version

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger Consideration” shall mean the consideration described in Section 3.1 (b) with respect to each of the Outstanding BCB Shares (together with any cash in lieu of fractional shares as specified in Section 3.1(c)).

“MBCA” shall mean the Mississippi Business Corporation Act.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Execution Version

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either BCB or FBMS, and “Parties” shall mean both BCB and FBMS.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” shall mean the proxy statement used by BCB to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the NYSE MKT, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OCC, the FDIC, the Mississippi Department of Banking and Consumer Finance, the Alabama State Banking Department, the Pension Benefit Guaranty Corporation and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC” shall mean the U.S. Securities and Exchange Commission.

Execution Version

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of Alternative Transaction changed from 20% to 50%), that the BCB Board determines in good faith (after consultation with outside legal counsel and financial advisor) is more favorable from a financial point of view to the holders of BCB Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on BCB, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the BCB Board and (e) any revisions to the terms of this Agreement and the Merger proposed by FBMS during the Notice Period set forth in Section 8.5(d).

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

Execution Version

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2   Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3   Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the CVR Agreement, Voting and Support Agreements, Confidentiality Agreement and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.4   Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of BCB Common Stock, there shall be made no amendment that pursuant to the ABCA requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of BCB Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of BCB Common Stock will be exchanged for the Merger Consideration shall not be amended after the BCB Shareholders’ Meeting in a manner adverse to the holders of BCB Common Stock without any requisite approval of the holders of the issued and outstanding shares of BCB Common Stock entitled to vote thereon.

11.5   Waivers.

(a)   Prior to or at the Effective Time, FBMS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BCB, to waive or extend the time for the compliance or fulfillment by BCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FBMS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of FBMS.

(b)   Prior to or at the Effective Time, BCB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FBMS, to waive or extend the time for the compliance or fulfillment by FBMS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of BCB.

Execution Version

(c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6   Assignment; Third Party Beneficiaries.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that FBMS may assign any of its rights under this Agreement to a direct or indirect wholly-owned Subsidiary of FBMS.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder

11.7   Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission to the telephone number listed below, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date actually delivered:

BCB:	BCB Holding Co., Inc.
6140 Airport Boulevard
Mobile, Alabama 36608
Attention: Rich Campbell, President
Facsimile: 251.344.3370

With a copy to:	Thomas P. Oldweiler, Esq.
Armbrecht Jackson LLP
63 S. Royal St. – Suite 1300
Mobile, Alabama 36602

FBMS:	The First Bancshares, Inc.
6480 HWY 98 West
P.O. Box 15549
Hattiesburg, MS 39404
Attention: M. Ray (Hoppy) Cole, President & CEO
Facsimile: 601.268.0812

With a copy to:	Craig N. Landrum, Esquire
Jones Walker LLP
190 East Capital Street – Suite 800
Jackson, Mississippi 39201

Execution Version

11.8   Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws and the federal banking laws of the United States, as appropriate.  The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Mississippi.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.9   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10          Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.  Each of the Parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

11.11          Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, FBMS may revise the structure of the Merger and/or the Bank Merger or otherwise revise the method of effecting the Merger and/or the Bank Merger and related transactions, provided that (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revised structure or method is reasonably capable of consummation without delay in relation to the structure contemplated herein and (c) such revision does not otherwise cause any of the conditions set forth in Article 9 not to be capable of being fulfilled unless duly waived by the Party entitled to the benefits thereof.  This Agreement and any related documents will be appropriately amended in order to reflect any revised structure or method as contemplated by this Section 11.11.

Execution Version

11.12          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.13          Captions; Articles and Sections.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.14          Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.15          Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

Execution Version

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

THE FIRST BANCSHARES, INC.

By:	/s/ M. Ray “Hoppy” Cole, Jr.
Name:	M. Ray “Hoppy” Cole
Title:	President and Chief Executive Officer

BCB HOLDING COMPANY, INC.

By:	/s/ Louie C. Wilson, MD
Name:	Louie C. Wilson, MD
Title:	Chairman of the Board

Execution Version

EXHIBIT A

TERM SHEET FOR CONTINGENT VALUE RIGHTS AGREEMENT

Recipients
Existing shareholders of BCB Class A Common Stock as of the Effective Time will be issued one right (a “CVR”) for each share of BCB Class A Common Stock owned by such shareholder.   Each CVR would entitle the holder to a cash payment(s) based on the amount of Expected Losses (as defined below) on either the Maturity Date or an Interim Payment Date, up to a maximum of $0.40 per CVR in the aggregate. Prior to or at the Effective Time, FBMS reserves the right to issue such CVRs to a trust or similar entity established for purposes of preserving certain assets of BCB Common Stockholders post-Closing, so long as such process does not reduce the gross consideration that would otherwise be owed by FBMS as set forth herein.  Such process shall be set forth in the CVR Agreement (as defined in the Agreement and Plan of Merger).

Commencement Date	Effective Time
Maturity Date	Three years from the Effective Time.
Interim Payment Date
Prior to the Maturity Date, the occurrence of either (A) the complete pay off of a loan identified on Section A of the BCB Disclosure Memorandum (the “Identified Loans”), or (B) the receipt of additional collateral, guarantees or such other credit metrics as may allow the Special Committee, in its sole discretion, to re-classify any of such Identified Loans as nonclassified loans without any Expected Losses.

Execution Version

Settlement Obligation at Maturity Date or Interim Payment Date
On the Maturity Date or any Interim Payment Date, if the amount of Expected Losses is less than the Stipulated Amount, then FBMS will pay to holders of the CVRs, in the aggregate on a pro rata basis (subject to adjustment to reflect dissenting shares, if any), within 30 days of such Maturity Date or Interim Payment Date, an amount equal to 100% of the excess if any of (i) the Stipulated Amount minus (ii) any prior payments hereunder minus (iii) the amount of Expected Losses, up to a maximum of $0.40 per CVR in the aggregate.

If the amount of Expected Losses equals or exceeds the Stipulated Amount (as defined below) on the Maturity Date, the CVRs will expire and FBMS shall not be required to make any payment with respect to them.

Upon the payments to any holder of a CVR as set forth herein or to a trust set up for the benefit of the holder(s) of a CVR, FBMS shall be absolved of any further payment related to such CVRs and shall not be liable to any existing shareholders of BCB Class A Common Stock for costs incurred with the administration of any entity or trust used in connection with the distribution of the CVR payments provided for herein; nor shall FBMS be responsible for ensuring any existing shareholder of BCB Class A Common Stock receive any specific amount of net consideration after the payment of expenses related such entity or trust.

Expected Losses
“Expected Losses” means the tax-effected losses identified in respect of the Identified Loans assuming an effective tax rate of 28% less any recoveries, principal payments, and, as determined by the Special Committee, improved credit metrics in respect of the Identified Loans.

Stipulated Amount	$371,872
Determinations
All determinations with respect to Credit Losses calculations for purposes of the Identified Loans and amounts payable in respect of the CVRs shall be made by the members of a Special Committee of FBMS’s board of directors following the Closing plus Farrell Morris, a former director of BCB.  Farrell Morris shall be a member of the Special Committee.

Early Redemption	FBMS may redeem the CVRs at any time at a price of $0.40 per CVR.
Voting rights	Any modifications of the terms of the CVRs that are adverse to the holders will require the consent of the holders of a majority of the CVRs. Otherwise, no voting rights attach to the CVRs.
Dividend rights	None.

Execution Version

Transferability; Attachment; Death
The rights of a holder of a CVR may not be assigned or transferred except by will or the laws of descent or distribution. The CVR shall not be subject, in whole or in part, to attachment, execution, or levy of any kind, and any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of the CVR shall be void. If a holder of a CVR should die, the designee, legal representative, or legatee, the successor trustee of such holder’s inter vivos trust or the person who acquired the right to the CVR by reason of the death of such holder shall succeed to such holder’s rights with respect to the CVR.

Execution Version

EXHIBIT B

FORM OF
BCB HOLDING COMPANY VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement, dated as of March 3, 2014 (this “Agreement”), is entered into by and among The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and __________________________, an individual resident of the State of _______ (“Stockholder”), with respect to shares of common stock, $0.01 par value per share (the “Common Stock”), of BCB Holding Company, Inc., an Alabama corporation (“BCB”), owned by Stockholder.

               WHEREAS, concurrently with the execution and delivery of this Agreement, BCB and FBMS are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and on the terms and subject to the conditions set forth in therein), among other things, BCB shall be merged with and into FBMS, all as set forth in the Merger Agreement (the “Transaction”); and

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (defined below) and the owner of record and has the power to vote such number of shares of Common Stock as is set forth by the name of Stockholder on the signature page hereto (the “Owned Shares,” and together with any shares of Common Stock of which Stockholder acquires Beneficial Ownership after the date hereof and prior to the termination hereof, whether upon purchase or otherwise, are collectively referred to herein as the “Covered Shares”); and

WHEREAS, as an inducement and condition to entering into the Merger Agreement, FBMS has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

VOTING AGREEMENT

Section 1.01      Agreement to Vote.  (a)  Stockholder undertakes that, prior to any termination in accordance with Section 4.01 hereof, at such time as BCB conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders in connection with the approval and adoption of the Transaction and the Merger Agreement (any such meeting or any adjournment thereof, or such consent process, the “Stockholders’ Meeting”), such Stockholder shall, and shall cause its Affiliates to, vote or provide a consent (or cause to be voted or to provide a consent) with respect to all Covered Shares Beneficially Owned by Stockholder or its Affiliates, as the case may be, and over which Stockholder or one of its Affiliates has voting power, in favor of the Transaction, the Merger Agreement and each of the other actions contemplated by the Merger Agreement and this Agreement and actions required in furtherance thereof and hereof.

1

Execution Version

(b)    Without limiting the foregoing, it is understood that the obligations under this Section 1.01 shall not be affected by any recommendation of the board of directors of BCB as to the Transaction at the time of any such meeting or consent solicitation.

(c)     Prior to any termination in accordance with Section 4.01 hereof, at any Stockholders’ Meeting or at any adjournment thereof or in any other circumstances upon which the vote, consent or other approval of BCB’s stockholders is sought, Stockholder shall, and shall cause its Affiliates to, vote or provide a consent (or cause to be voted or to provide a consent) with respect to all Covered Shares Beneficially Owned by Stockholder or its Affiliates, as the case may be, and over which Stockholder or one of its Affiliates has voting power, against (i) any Acquisition Proposal (as defined in the Merger Agreement) or Alternative Transaction (as defined in the Merger Agreement), including, without limitation, any merger, consolidation or exchange agreement or merger or exchange, consolidation, combination, sale of substantial assets (other than the Transaction, the Merger Agreement or the transactions contemplated thereby), reorganization, recapitalization, dissolution, liquidation or winding up of or by BCB, or (ii) any amendment of BCB’s articles of incorporation or bylaws or other proposal or transaction involving BCB, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement or the Transaction (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to FBMS as follows:

Section 2.01      Authority; Authorization.  (a)  Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder.

(b)    This Agreement has been duly and validly authorized, executed and delivered by Stockholder and, assuming the authorization, execution and delivery of this Agreement by FBMS, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(c)     If Stockholder is married and the Owned Shares set forth by the name of Stockholder on the signature page hereto constitute property owned jointly with Stockholder’s spouse, this Agreement constitutes the valid and binding agreement of Stockholder’s spouse.  If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02      Ownership of Securities.  (a)  Stockholder is, and at all times during the term of this Agreement will be, the record and Beneficial Owner of the Covered Shares set forth by the name of Stockholder on the signature page hereto, and Stockholder has, and at all times during the term of this Agreement will have, good and marketable title (which may include holding in nominee or “street name”) to all such Covered Shares, free and clear of any Lien and any other restriction (including any restriction on the right to vote or otherwise dispose of the Covered Shares) other than as created by this Agreement.

2

Execution Version

(b)      Except for the Covered Shares set forth by the name of Stockholder on the signature page hereto, Stockholder does not Beneficially Own any shares of the capital stock of BCB.

(c)       For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)       “Beneficially Owned” or “Beneficial Ownership” has the meaning given to such term in Rule 13d-3 under the Exchange Act (disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof).  Without limiting the generality of the foregoing, a person shall be deemed to be the Beneficial Owner of shares (A) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (B) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding or (C) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such shares.

(ii)      “Beneficial Owner” means, with respect to any securities, a Person who has Beneficial Ownership of such securities.

Section 2.03      Non-Contravention.  (a)  The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Stockholder is a party or by which any of his properties (including the Covered Shares) may be bound, or (ii) violate or conflict with or require any consent, approval, or notice under, any Order or Law applicable to Stockholder or by which any of his respective properties may be bound.

(b)    There is no action pending or, to the knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

(c)    Without limiting the generality of the foregoing, all proxies or powers-of-attorney heretofore given by Stockholder in respect of any of the Owned Shares, if any, are not irrevocable and all such proxies and powers-of-attorney have been properly revoked or are no longer in effect as of the date hereof.

3

Execution Version

Section 2.04      Reliance by FBMS.  Stockholder understands and acknowledges that FBMS is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

Section 2.05      No Broker.  No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder in such capacity.

ARTICLE III

COVENANTS

Section 3.01      No Solicitation.  Stockholder shall not and shall cause its Affiliates not to directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal other than the Transaction, the Merger Agreement and the transactions contemplated thereby.  Nothing in this Section 3.01 shall prohibit a Stockholder from (a) furnishing information (including non-public information) with respect to BCB to any Person in connection with an Acquisition Proposal or (b) participating in negotiations with any Person regarding an Acquisition Proposal, as permitted (but only as permitted) by Section 8.5(a) of the Merger Agreement.  In addition, Stockholder and its Affiliates shall not, directly or indirectly, make any proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided that, nothing herein shall prevent Stockholder from presenting to the other stockholders of an Acquisition Proposal presented by any Person (other than Stockholder or its Affiliates).

Section 3.02      Restrictions on Transfer and Proxies; Non-Interference.  (a)  Stockholder undertakes that, except as contemplated by this Transaction or the Merger Agreement, Stockholder shall not and shall cause its Affiliates not to (i) grant or agree to grant any proxy or power-of-attorney with respect to any Covered Shares (except pursuant to this Agreement), (ii) deposit any Covered Shares into a voting trust or enter into any voting agreement or understanding with respect to any Covered Shares (except pursuant to this Agreement) or (iii) Transfer or agree to Transfer any Covered Shares other than with FBMS’s prior written consent.  For purposes of this Agreement, “Transfer” shall mean, with respect to a security, to offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of BCB or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction.

4

Execution Version

(b)    Stockholder further agrees not to take any action that would or is reasonably likely to (i) make any representation or warranty contained herein untrue or incorrect in any material respect or (ii) have the effect of preventing Stockholder from performing its obligations under this Agreement.

(c)    Stockholder agrees that, upon the reasonable request of FBMS, Stockholder will tender to BCB any and all certificates and instruments representing Stockholder’s Covered Shares and BCB will inscribe upon the reverse of such certificates the following legend:

THE SHARES OF COMMON STOCK, $0.01 VALUE PER SHARE, OF BCB HOLDING COMPANY, INC. (THE “COMPANY”) REPRESENTED BY THIS CERTIFICATE OR HEREAFTER ACQUIRED IN RESPECT OF SUCH SHARES ARE SUBJECT TO AN AGREEMENT WITH THE FIRST BANCSHARES, INC. DATED AS OF _______ __, 2014, AND NONE OF SUCH SHARES, NOR ANY INTEREST THEREIN MAY BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED OR DISPOSED OF, EXCEPT IN ACCORDANCE THEREWITH.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

Section 3.03       Dissenters’ Rights.  Stockholder agrees not to exercise any dissenters’ or appraisal rights (including, without limitation, under any set forth in Alabama Business Corporations Act) as to any Covered Shares which may arise with respect to the Merger.

Section 3.04      Stop Transfer.  Stockholder agrees that it shall not request that BCB register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Covered Shares, unless such transfer is made in compliance with this Agreement.

Section 3.05      Further Assurances; Cooperation.  (a)  Stockholder, without further consideration, will (provided that FBMS is not in material breach of the terms of the Merger Agreement), (i) use all reasonable efforts to cooperate with FBMS and BCB in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver such additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take such reasonable actions as are necessary or appropriate to consummate such transactions and (iii) promptly provide any information, and make all filings, reasonably requested by BCB for any regulatory application or filing made or approval sought in connection with such transactions (including filings with any Regulatory Authority).

(b)   Stockholder hereby consents, and shall cause its Affiliates to consent, to the publication and disclosure in the proxy statement (and, as and to the extent otherwise required by law or any regulatory authority, in any other documents or communications provided by FBMS or BCB to any regulatory authority or to security holders of BCB or FBMS) of Stockholder’s identity and Beneficial Ownership of the Covered Shares, the nature of Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Stockholder and its Affiliates with FBMS and its Subsidiaries and/or BCB and its Subsidiaries.

5

Execution Version

ARTICLE IV

MISCELLANEOUS

Section 4.01      Termination.  This Agreement shall terminate and become null and void upon the earlier of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms.  Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

Section 4.02      Stockholder Capacity.  Notwithstanding anything herein to the contrary, Stockholder has entered into this Agreement solely in Stockholder’s capacity as the Beneficial Owner of Covered Shares and, if applicable, nothing herein shall limit or affect any actions taken or omitted to be taken at any time by Stockholder in his or her capacity as an officer or director of BCB.

Section 4.03      Amendment; Waivers.  This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that FBMS may waive compliance by Stockholder with any representation, agreement or condition otherwise required to be complied with by Stockholder under this Agreement or release Stockholder from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing and executed by FBMS and only with respect to Stockholder.

Section 4.04      Expenses.  Subject to Section 4.10(c), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 4.05      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Stockholder:	The address provided on the signature page.

(b) if to FBMS:	The First Bancshares, Inc.
6480 HWY 98 West
P.O. Box 15549
Hattiesburg, MS 39404
Attention: M. Ray (Hoppy) Cole, President & CEO

With a copy to:	Craig N. Landrum, Esquire
Jones Walker LLP
190 East Capital Street – Suite 800
Jackson, Mississippi 39201

6

Execution Version

Section 4.06      Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by any party without the prior written consent of the other parties hereto.

Section 4.07      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 4.08      Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 4.09      Specific Performance; Remedies.  Stockholder acknowledges and agrees that in the event of any breach of this Agreement, FBMS would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that (a) Stockholder will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) FBMS shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party; provided, however, FBMS shall have no right to consequential damages for any alleged breach of this Agreement by Stockholder.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 4.10      Governing Law; Jurisdiction.   (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without giving effect to the choice of law principles thereof.

7

Execution Version

(b)    Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the State of Alabama or the Federal courts of the United States of America located in the State of Alabama if any dispute arises under this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any right to trial by jury with respect to any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement, (iv) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in any such court, (v) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (vi) agrees that a final judgment in any such action, suit or proceeding in any such court shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

(c)    Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith.

Section 4.11      Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 4.12      Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 4.13      Definitions. Capitalized terms not otherwise defined in this Agreement shall have meanings given to such terms in the Merger Agreement.

8

Execution Version

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

THE FIRST BANCSHARES, INC.

By:
M. Ray (Hoppy Cole)
President and Chief Executive Officer

STOCKHOLDER

Print Name:
Shares of Common Stock
Beneficially Owned:
Address:

Phone Number:

9

Execution Version

EXHIBIT C

FORM OF
BCB HOLDING COMPANY, INC. LOCK-UP AGREEMENT

 [____________ __], 2014

The First Bancshares, Inc..
6480 HWY 98 West
P.O. Box 15549
Hattiesburg, MS 39404
Attention:   M. Ray (Hoppy) Cole, President & CEO

Re:           Merger between The First Bancshares, Inc. and BCB Holding Company, Inc.

This Lock-Up Agreement, dated as of [_________ __], 2014, is entered into by the undersigned, a shareholder of BCB Holding Company, Inc. a corporation organized under the laws of the State of Alabama (“BCB”). The undersigned understands that The First Bancshares, Inc., a Mississippi corporation (the “Company”), has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BCB providing for, among other things, the conversion of BCB Common Stock into shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”) in addition to the other consideration provided pursuant to the Merger Agreement.  In recognition of the benefit that such consideration will confer upon the undersigned as a shareholder of BCB, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Company that, during a period of 180 days from the Effective Time of the Merger (as such terms are defined in the Merger Agreement), the undersigned will not, without the prior written consent of the Company, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, to the extent allowed by applicable law, the undersigned may transfer the undersigned’s shares of Common Stock (i) as a bona fide gift or gifts, provided that, other than in connection with one or more gifts with aggregate value of less than $25,000 to a charitable organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, the donee or donees agree to be bound in writing by the restrictions set forth herein, (ii) to any trust or family limited partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust or general partner of the family limited partnership, as the case may be, agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) pledged in a bona fide transaction outstanding as of the date hereof to a lender to the undersigned, which has been disclosed in writing to the Company, pursuant to the terms of such pledge, or (iv) with the prior written consent of the Company.  For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  The undersigned now has and, except as contemplated by clauses (i) through (iv) above, for the duration of the Lock-Up Agreement, will have good and marketable title to the undersigned's shares of Common Stock, free and clear of all liens, encumbrances, and claims whatsoever, except with respect to any liens, encumbrances and claims that are in existence on the date hereof.

10

Execution Version

The undersigned also agrees and consents to the entry of stop transfer instructions with Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock, except in compliance with this Lock-Up Agreement.  In furtherance of the foregoing, Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.  The undersigned agrees that the provisions of this Lock-Up Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

The undersigned understands that, if the Merger (as defined in the Merger Agreement) does not become effective, or if the Merger Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated in accordance with its terms, the undersigned shall be released from all obligations under this Lock-Up Agreement and this Lock-Up Agreement shall be deemed void ab initio.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

[Signature appears on the following page.]

11

Execution Version

Very truly yours,

Signature:

Print Name:

[Signature page to BCB Lock-Up Agreement]

12